EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

Stock Purchase Agreement dated as of December 20, 2002, (the "Agreement") by and among C B & D Corporation, a New Mexico Corporation (the "Buyer"), and Oak Ridge Capital Group, Inc. (the "Seller"). The Buyer and the Seller are sometimes referred to herein collectively as the "Parties" and individually as a "Party."

                                    RECITALS

The Seller owns all of the outstanding capital stock of Charter Building and Development Corporation, a New Mexico corporation ("Charter").

The Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the outstanding equity interests (collectively the "Shares") in Charter, in return for cash and notes issued by the Buyer and on the terms set forth in this Agreement.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

                             SECTION 1. DEFINITIONS

In addition to other words and terms defined elsewhere in this Agreement, the following words and terms shall have the meanings set forth below:
    "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.
    "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
    "Buyer" has the meaning set forth in the preface above.
    "Closing" has the meaning set forth in Section 2.3(a) below.
    "Closing Date" has the meaning set forth in Section 2.3(a) below. "Confidential Information" means any information concerning the business and affairs of Charter.
    "Indemnified Party" has the meaning set forth in Section 8.4 below. "Indemnifying Party" has the meaning set forth in Section 8.4 below. "Knowledge" means actual knowledge after due inquiry or what a reasonable person ought to have known in undertaking a transaction.
    "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due).
    "Losses" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, indebtedness, Liabilities, obligations, Taxes, liens, expenses and fees, including all attorneys' fees and court costs.
    "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency.


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    "Party" has the meaning set forth in the preface above.
    "Purchase Price" has the meaning set forth in Section 2.2 below.
    "Securities Act" means the Securities Act of 1933, as amended.
    "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation, (d) liens arising in connection with sales of foreign receivables, (e) liens on goods in transit incurred pursuant to documentary letters of credit, (f) purchase money liens and liens securing rental payments under capital lease arrangements, and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
    "Seller" has the meaning set forth in the preface above.
    "Seller Note" has the meaning set forth in Section 2.2 below.
    "Shares" has the meaning set forth in the preface above.
    "Tax" means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

                     SECTION 2. PURCHASE AND SALE OF SHARES

  2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell to the Buyer, the Shares for the consideration specified below in this Section 2.

  2.2 Purchase Price. The Buyer shall pay to the Seller at the Closing as the aggregate purchase price for the Shares $3,129,265, subject to the adjustment, if any, required pursuant to Section 2.3 (the "Purchase Price"), by delivery of
(i) a promissory note (the "Seller Note") in the form of Exhibit A attached hereto in the aggregate original principal amount of $1,129,265 and (ii) cash for the balance of the Purchase Price payable by certified or cashier's check or wire transfer of immediately available funds to such account as shall be designated by the Seller at least two business days prior to the Closing Date.

  2.3 Closing
    a. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Oak Ridge Capital Group, Inc. in Albuquerque, New Mexico, commencing at 10:00 a.m. local time on December 20, 2002 or, if later, on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby or such other date as the Parties mutually may determine (the "Closing Date").
    b. Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments and documents referred to in
Section 7.1 below, (ii) the Buyer will deliver to the Seller the various certificates, instruments and documents referred to in Section 7.2 below; (iii) the Seller will deliver to the Buyer certificates representing all of the outstanding Shares, endorsed in blank or accompanied by duly executed assignment documents; and (iv) the Buyer will deliver to the Seller the consideration specified in Section 2.1 above.


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         SECTION 3. REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER

  The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3). Notwithstanding such representations and warranties, the Buyer acknowledges that the Buyer and its representatives are fully informed regarding all aspects of the business of Charter, including any Liability and any potential Losses related to Charter, and have full Knowledge related to the same.

  3.1 Organization, Qualification and Corporate Power. Charter is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico. Charter has full power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it presently proposes to engage and to own and use the properties owned and used by it.

  3.2 Binding Agreement; Noncontravention. The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (i) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or require the payment of any amounts under, or create in any party the right to accelerate, terminate, modify or cancel or require any notice under any contract, lease, sublease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other obligation to which Charter is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) or (ii) violate any provision of the charter, bylaws or other organizational documents of Charter, or any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which Charter is subject. No notice to, filing with or authorization, consent or approval of any government or governmental agency by any of the Seller and Charter is necessary for the consummation by the Seller of the transactions contemplated by this Agreement.

  3.3 Brokers' Fees. With the exception of a fee that may be due and owing to James A. Arias or an entity designated by him acceptable to the Seller, neither the Seller nor Charter has any additional Liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

  3.4 Investment. The Seller (a) understands that the Seller Note has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Seller Note solely for its own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Seller Note, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Seller Note, and (f) is an Accredited Investor for purposes of the Securities Act and any state securities laws.


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         SECTION 4. REPRESENTATIONS AND WARRANTIES CONCERNING THE BUYER

  The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this Section 4).

  4.1 Organization of the Buyer. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of New Mexico.

  4.2 Authorization of Transaction. The Buyer has full power and authority to enter into this Agreement (including, without limitation, the Seller Note) and to perform its obligations hereunder. The Buyer has duly authorized the execution, delivery and performance of this Agreement (including without limitation, the Seller Note). No other approval on the part of the Buyer is necessary to authorize its execution, delivery and performance of this Agreement (including, without limitation, the Seller Note). This Agreement (including without limitation, the Seller Note) constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. No notice to, filing with or authorization, consent or approval of any government or governmental agency by the Buyer is necessary for the consummation of the transactions contemplated by this Agreement (including without limitation, the Seller Notes).

  4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any contract, lease, sublease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other obligation to which the Buyer is a party or by which it is bound or to which any of its assets is subject or (ii) violate any provision of the operating agreement of the Buyer or any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which the Buyer is subject.

  4.4 Brokers' Fees. The Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

  4.5 Investment. The Buyer (i) understands that the Shares have not been, and will not be, registered under the Securities Act, or any state securities laws, and are being offered and sold in reliance upon certain transactional exemptions from the registration provisions of such laws, (ii) warrants and represents that, with respect to the Shares, neither Buyer nor its Affiliates is an "underwriter" within the meaning of the Securities Act, the Securities Exchange Act, or any state securities laws, and (iii) represents and warrants that the Shares acquired pursuant to this Agreement are being acquired solely for its own account for investment purposes and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act and the rules and regulations promulgated thereunder.


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                        SECTION 5. PRE-CLOSING COVENANTS

  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

  5.1 General. Each of the Parties agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 7 below).

  5.2 Notices and Consents. The Seller will cause Charter to give any notices to third parties, and to use its best efforts to obtain any third party consents, that the Buyer may request in connection with the matters pertaining to Charter. Each of the Parties promptly shall take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with and authorizations, consents and approvals of governments, governmental agencies and third parties that such Party is required to give, make or obtain.

  5.3 Operation of Business. The Seller will not cause or permit Charter to engage in any practice, take any action, embark on any course of inaction or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit Charter to engage in any practice, take any action, embark on any course of inaction or enter into any transaction that will result in any misrepresentation or breach of warranty under Section 3 above without the prior written consent of the Buyer.

  5.4 Preservation of Business. The Seller will cause Charter to carry on its business substantially in the same manner as conducted presently and to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, lenders, licensors, suppliers, customers and employees.

  5.5 Full Access. The Buyer acknowledges that the Seller has permitted and has caused Charter to permit, representatives of the Buyer to have reasonable access at reasonable times, and in a manner so as not to interfere with the normal business operations of Charter, to all premises, properties, books, records, contracts, Tax records and documents of or pertaining to Charter. The Buyer also acknowledges that the Seller has provided the Buyer with any information pertaining to the business and affairs of Charter that the Buyer has requested. The Buyer agrees to, and will cause its Affiliates, attorneys, accountants, consultants, directors, officers, employees, agents and representatives to, treat and hold any Confidential Information received from any of the Seller and Charter in the course of the reviews contemplated by this Agreement, whether such reviews were/are conducted before, on or after the date hereof and, if this Agreement is terminated for any reason whatsoever, agrees to return to the Seller all tangible embodiments (and all copies) thereof, and the Buyer will not use, disclose or otherwise divulge and will cause its Affiliates, attorneys, accountants, consultants, directors, officers, employees, agents and representatives not to use, disclose or otherwise divulge any or all such Confidential Information to any person or entity; provided, however, that this sentence shall not apply to any information (i) which, at the time of disclosure, is available publicly, (ii) which, after disclosure, becomes available publicly through no fault of the Buyer, (iii) which the Buyer knew or to which the Buyer had access prior to disclosure, or (iv) which a third party discloses to the Buyer (unless the Buyer knows disclosure by the third party violates any agreement between the third party and Charter).


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  5.6 Notice of Developments. The Seller shall give prompt notice to the Buyer of any material development affecting the assets, Liabilities, business, financial condition, operations, results of operations or future prospects of Charter. Each Party shall give prompt notice to the others of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. No disclosure by any Party pursuant to this
Section 5.6, however, shall be deemed to amend or supplement the Disclosure Schedule or Annex I or to prevent or cure any misrepresentation, breach of warranty or breach of covenant without the prior written consent of the other Party.

  5.7 Exclusivity. The Seller will not (and will not cause or permit Charter to)
(i) solicit, initiate or encourage the submission of any proposal or offer from any person (including any of them) relating to any (A) liquidation, dissolution or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of securities or assets, or (D) similar transaction or business combination involving Charter or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any other person to do or seek any of the foregoing. The Seller shall notify the Buyer immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

  5.8 [INTENTIONALLY OMITED]
..

  5.9 No Dividends. During the period from the date hereof until the Closing, Charter shall not make, declare or pay any dividend or distribution on, or directly or indirectly issue, sell, redeem, purchase or otherwise acquire any shares of its outstanding equity securities or amend its articles of incorporation, bylaws or other organizational documents.

                        SECTION 6. POST-CLOSING COVENANTS

  The Parties agree as follows with respect to the period following the Closing:

  6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties shall take all reasonable action (including the execution and delivery of such further instruments and documents) in a reasonably timely manner as the other Parties reasonably may request for such purposes. The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records, agreements and financial data of any sort relating to Charter.

  6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction prior to the Closing involving Charter, the other Party shall cooperate with such first Party and such first Party's counsel in the contest or defense, make available such other Party's personnel and provide such testimony and access to such other Party's books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

  6.3 Transition. The Seller will not take any action that primarily is designed or intended to have the


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effect of discouraging any lender, lessor, licensor, customer, supplier or other business associate of Charter from maintaining the same business relationships with Charter after the Closing as it maintained with Charter prior to the Closing. The Seller will refer all customer inquiries relating to the business of Charter to the Buyer from and after the Closing.

  6.4 Confidentiality. From and after the Closing Date, the Seller will (i) maintain all of the Confidential Information in confidence and not disclose any portion of the Confidential Information to any person other than its attorneys and accountants who need to know such Confidential Information in connection with the terms of this Agreement and (ii) deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of Confidential Information which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller nonetheless is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

                  SECTION 7. CONDITIONS TO OBLIGATION TO CLOSE

  7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
    a. The representations and warranties set forth in Section 3 above shall be true and correct in all respects at and as of the Closing Date;

    b. The Seller shall have performed all of its obligations and agreements and complied with all of its covenants hereunder prior to the Closing;

    c. The Seller and Charter shall have procured and delivered to the Buyer all of the third party consents described in Section 5.2 above;

    d. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) materially affect adversely the right of the Buyer to own, operate or control any of the Shares or the business or operations of Charter (and no such judgment, order, decree, stipulation, injunction or charge shall be in effect);

    e. Since the date of this Agreement there will have been no material adverse change in the financial condition, operating results, business prospects, assets and employees or the customer or supplier relations of Charter, and no casualty loss or damage to any material portion of the assets of Charter (whether or not covered by insurance);

The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

  7.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

    a. The representations and warranties set forth in Section 4 above shall be true and correct in all respects at and as of the Closing Date;

    b. The Buyer shall have performed all of its obligations and agreements and complied with all of its covenants hereunder prior to the Closing;

    c. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction or charge shall be in effect);

The Seller may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

               SECTION 8. REMEDIES FOR BREACHES OF THIS AGREEMENT

  8.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement, and any financial statements, deeds, certificates (including closing certificates), instruments, schedules or other documents delivered pursuant hereto or otherwise in connection herewith will survive the execution and delivery of this Agreement for a period of one year after the Closing Date.

  8.2 Indemnification Provisions For Benefit of the Buyer. The Seller agrees to indemnify the Buyer from and against all Losses resulting from, arising out of, relating to, in the nature of or caused by the breach of any representation or warranty of the Buyer contained in Section 3 above or the breach of any covenant of the Seller contained in this Agreement.

  8.3 Indemnification Provisions For Benefit of the Seller. The Buyer agrees to indemnify the Seller from and against all Losses resulting from, arising out of, relating to, in the nature of or caused by the breach of any representation or warranty of the Buyer contained in Section 4 above or the breach of any covenant of the Buyer contained in this Agreement.

  8.4 Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") of a claim with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall notify the Indemnifying Party thereof promptly (and in any event within 10 business days after receiving any written notice from a third party). The Indemnifying Party's liability hereunder to the Indemnified Party shall be reduced to the extent the Indemnifying Party is materially adversely prejudiced by the Indemnified Party's failure to provide timely notice hereunder. In the event any Indemnifying Party notifies the Indemnified Party within 10 business days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (A) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (B)

the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the


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Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest), (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (which shall not be unreasonably withheld), and (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (which shall not be unreasonably withheld). In the event the Indemnifying Party does not notify the Indemnified Party within 10 business days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, the Indemnified Party may defend against the matter in any manner it may deem appropriate.

                             ARTICLE 9. TERMINATION

   9.1 Termination of Agreement. This Agreement and the transactions contemplated hereby may be: terminated at any time prior to the Closing as follows

a. by mutual consent of the Parties;
    b. by the Buyer in the event the Seller breaches, or by the Seller in the event the Buyer breaches, any representation, warranty or covenant contained in this Agreement (except where the breach would not have a material adverse effect upon the ability of the Parties to consummate the transactions contemplated by this Agreement);
    c. by the Buyer if the Closing shall not have occurred on or before December 24, 2002, by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from the Buyer breaching any representation, warranty or covenant contained in this Agreement); or
    d. by the Seller if the Closing shall not have occurred on or before December 24, 2002, by reason of the failure of any condition precedent under
Section 7.2 hereof (unless the failure results primarily from the Seller breaching any representation, warranty or covenant contained in this Agreement).

  9.2 Effect of Termination. If any Party terminates this Agreement pursuant to
Section 9.1 above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach); provided, however, that the confidentiality provisions contained herein shall survive termination.

                            ARTICLE 10. MISCELLANEOUS

  10.1 Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the mutual approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Parties prior to making the disclosure).

  10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.


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  10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

  10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of such Party's rights, interests or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder.

  10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  10.7 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement or any of the agreements contemplated hereby shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or five business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to each Party at the address below:

If to the Seller:
         Oak Ridge Capital Group, Inc.
         701 Xenia Avenue South
         Suite 130
         Golden Valley, MN 55416
         Attention: Edward S. Adams

If to the Buyer:
         CB & D Corporation
         11000 Spain, Suite B,
         Albuquerque, NM, 87111
         Attention: Bill E. Hooten

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

  10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Minnesota.

  10.9 Amendments and Waivers. No amendment, modification or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

  10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

  10.11 Expenses. Each of the Parties will bear its own costs and expenses incurred in compliance with the terms and conditions of this Agreement and in connection with the consummation of the transactions contemplated hereby. The Parties agree that Charter will not bear any cost or expense as a result of any of the foregoing (including by reason of the Seller causing Charter to take any action pursuant to Section 5 above prior to the Closing).

  10.12 Construction. The language used in this Agreement, including the documents, 'instruments, agreements, exhibits, schedules and annexes hereto will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

  10.13 Incorporation of Exhibits, Annex and Schedules. Any Exhibits, Annex and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

  10.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

  10.15 Submission to Jurisdiction. Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the first date written above.

                                                   C B & D CORPORATION

                                                   /s/  James A. Arias
                                                   -------------------
                                                   By:  James A. Arias
                                                   -------------------
                                                   Its: President



                                                   OAK RIDGE CAPITAL GROUP, INC.

                                                   /s/  James A. Coryea II
                                                   -----------------------
                                                   By:  James A.Coryea II
                                                   ----------------------
                                                        Chief Financial Officer

                               SECURITY AGREEMENT                   EXHIBIT 2.1A


         THIS AGREEMENT (the "Agreement") is effective December 20, 2002, by and between C B & D Corporation (the "Buyer") and Oak Ridge Capital Group, Inc. (the "Secured Party").

                                    RECITALS:

         A. Pursuant to an understanding between the Buyer and the Secured Party, the Buyer has purchased all of the outstanding shares of common stock in Charter Building and Development Corporation, a New Mexico corporation, from the Secured Party.

         B. In connection with the purchase, the Buyer has issued and delivered to the Secured Party a Promissory Note (the "Promissory Note") in partial payment of the purchase price.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the foregoing recitals which are expressly incorporated herein by reference; the following terms, covenants, the purchase of such stock; and conditions; and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Party hereto agree as follows:

         1. Grant of Security Interest. To secure the obligations of the Buyer under the Promissory Note (the "Obligations"), the Buyer hereby grants to the Secured Party a security interest in the assets described on Exhibit A attached hereto, which is incorporated herein by reference. Such assets described on Exhibit A are herein collectively referred to as the "Collateral."

         2. Representation and Warranty. The Buyer hereby represents and warrants to the Secured Party that the Buyer has full power, capacity and authority to execute this Agreement, to perform the Buyer's obligations hereunder, and to subject the Collateral to the security interest created hereby.

         3. Covenants. So long as any of the Obligations remains unpaid, the Buyer further covenants and agrees that the Buyer shall execute such financing statements and other instruments and perform such acts as the Secured Party may reasonably request to establish and maintain a valid and properly perfected security interest in the Collateral.

         4. Remedies in the Event of an Event of Default. Upon the occurrence of an Event of Default as defined in the Promissory Note, the Secured Party may exercise any or all of the following remedies, together with all other remedies provided hereunder or under applicable law; provided, that no exercise of any one or more of such remedies shall preclude the Secured Party from exercising any other remedies at the same time or at any other time:

                  (a) Exercise any or all remedies provided under the Promissory Note; and

                  (b) Exercise any or all of the remedies of a secured party under the New Mexico and Minnesota Uniform Commercial Codes with respect to the Collateral (including the right to offer and sell the Collateral privately to purchasers).

         5. Survival of Representations, Warranties, and Covenants. All representations, warranties, and covenants contained in this Agreement shall survive the execution, delivery, and performance of this Agreement and the creation and payment of the Obligations.

         6. Preservation of Rights. The Secured Party shall not be obligated to preserve any rights the Buyer may have against prior parties, to realize on the Collateral at all or in any particular manner or order, or to apply any cash proceeds of the Collateral in any particular order of application.

         7. Reimbursement of Expenses. The Buyer will reimburse the Secured Party for all expenses (including fees and disbursements of counsel) reasonably incurred by the Secured Party in the perfection, defense, or enforcement of the security interests granted hereby, including expenses incurred in any litigation, bankruptcy, or insolvency proceeding.

         8. Termination. This Agreement and the security interests granted hereunder shall terminate on the first date as of which all principal of and interest on the Promissory Note shall have been paid.

         9. Effect of Promissory Note. This Agreement is executed and delivered pursuant to the Promissory Note, and is subject to the terms, conditions, and agreements in the Promissory Note.

         10. Severability. The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such section. In any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

         11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

IN WITNESS WHEREOF, the Buyer and the Secured Party have duly executed this Agreement on the date and year first above written.

                                                   CB & D CORPORATION

                                                   /s/  James A. Arias
                                                   -----------------------------
                                                   By: James A. Arias
                                                   Its: President


                                                   OAK RIDGE CAPITAL GROUP, INC.

                                                   By: /s/ James A. Coryea II
                                                   -----------------------------
                                                   By:     James A. Coryea II
                                                   Its: Chief Financial Officer

                                 PROMISSORY NOTE                    EXHIBIT 2.1B


                             Albuquerque, New Mexico

$1,129,265.00                                                  DECEMBER 20, 2002

PROMISE TO PAY. C B & D CORP. ("BORROWER") promises to pay to the order of OAK RIDGE CAPITAL GROUP, INC. ("LENDER"), at its office at 701 Xenia Avenue, Suite 130, Golden Valley, MN 55416, or at such other place as the holder hereof may, from time to time designate in writing, in lawful money of the United States of America, the principal sum of One Million One Hundred Twenty Nine Thousand Two Hundred and Sixty Five Dollars ($1,129,265.00), and to pay interest on the principal balance of this note outstanding, from the date hereof at the rate and on the terms set forth below.

STOCK PURCHASE AGREEMENT. This note is issued pursuant to the terms of that certain Stock Purchase Agreement dated as of December 20, 2002, by and between the Borrower and the Lender (as the same may be amended or restate from time to time, the "STOCK PURCHASE AGREEMENT").

PAYMENT. Interest at a rate of Seven Percent (7.00%) per annum on this note shall accrue beginning immediately and be payable quarterly beginning on March 31, 2002. Interest on this note shall be computed on a 365/360 simple interest basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. The Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges. Principal on this note shall be payable annually beginning on December 31, 2003 (provided, however, that the Lender agrees that an adjustment may be warranted based on a review of the financial statements of the Borrower subsequent to such date) from "GROSS CASH FLOW" (defined as revenues of the Borrower less customary and traditional expenses of the Borrower pursuant to Generally Accepted Accounting Principles less a Forty Percent (40.00%) provision made for income taxes, less a provision for dividend payments made to preferred shareholders of the Borrower in the annual aggregate amount of Fifty Seven Thousand Six Hundred Dollars ($57,600), the total of which is then multiplied by.50). Principal on this note shall bear interest from the date hereof until the date of its payment at the stated interest rate. Notwithstanding the above, in any event, Borrower shall pay the then outstanding principal balance of this note together with all accrued and unpaid interest on the earlier of (i) December 31, 2009, or (ii) the acceleration of this note pursuant to certain acceleration events (the "ACCELERATION EVENTS").

ACCELERATION EVENTS. The following events shall be considered Acceleration Events pursuant to this note:

         ASSET SALES. An event pursuant to which the Borrower or any of its subsidiaries or affiliates receives any cash proceeds from an "ASSET SALE" (defined as any sale, transfer or other disposition by the Borrower or any of its subsidiaries or affiliates of all of the assets or substantially all of the assets of the Borrower or any of its subsidiaries or affiliates).

         INSURANCE PROCEEDS. An event pursuant to which the Borrower or any of its subsidiaries or affiliates elects in its or their respective discretion not to continue as an operating entity or entities after such party or parties receives any cash proceeds from any "RECOVERY EVENT" (defined as the receipt by the Borrower or any of its subsidiaries or affiliates of any cash insurance proceeds or awards payable by reason of theft, loss, physical destruction, damage, or any other similar event with respect to any property or assets of the Borrower or any of its subsidiaries or affiliates (other than Recovery Events in which the insurance proceeds therefrom do not exceed $100,000)).

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued and unpaid interest. Rather, they will reduce the principal balance of the note.

LATE CHARGE. If an interest or principal payment is fifteen (15) days or more late, Borrower will be charged Five Percent (5.00%) of the unpaid portion of the regularly scheduled payment.

EVENTS OF DEFAULT. The following shall constitute an "EVENT OR EVENTS OF DEFAULT" on the part of Borrower: (a) Borrower fails to make any payment when due; (b) Borrower breaks any promise Borrower has made to Lender, or Borrower fails to comply with or to perform when due any other term, obligation, covenant, or condition contained in this note or any agreement related to this note, or in any other agreement Borrower has with Lender; (c) any written representation or statement made or furnished to Lender by Borrower or on Borrower's behalf is false or misleading in any material respect either now or at the time made or furnished; (d) Borrower dissolves or Borrower becomes insolvent, a receiver is appointed for any part of Borrower's property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws;
(e) any creditor tries to take any of Borrower's property on or in which Lender has a lien or security interest; (f) a material adverse change occurs in Borrower's financial condition, or Lender reasonably believes the prospect of payment or performance of the indebtedness is impaired. Notwithstanding the above, if the Borrower fails to cure any default within thirty (30) calendar days after effective date of Lender's default notice (including) payment of any late charges due and Lender's attorney fees provided herein), then the Lender may at is option, declare the remaining unpaid balance immediately due and payable, and proceed to enforce payment of the entire remaining unpaid balance, plus any accrued interest, together with reasonable attorney's fees and late charges due. If the final day for curing such default shall fall on a Sunday, or non-business day of Lender, then the period for curing the default shall extend to the close of business on the next regular business day of Lender.

LENDER'S RIGHTS. Upon the occurrence of an Event or Events of Default, this note shall bear interest at the lesser of (i) Eighteen Percent (18%) per annum, or
(ii) the maximum interest rate permitted by law. Upon an occurrence of an Event or Events of Default, Lender may declare the entire unpaid principal balance on this note and all accrued unpaid interest immediately due, after notice of default and Borrower's rights to cure have been exhausted, and then Borrower will pay that amount. Lender may hire or pay someone else to help collect this note if Borrower does not pay. Borrower also will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorney's fees and Lender's legal expenses whether or not there is a lawsuit, including attorney's fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

SECURITY INTEREST. Borrower grants to Lender a security interest in, and herby assigns, conveys, delivers, pledges, and transfers to Lender all of Borrower's right, title and interest in and to the common stock of Charter Building and Development Corp., a New Mexico corporation.

GENERAL PROVISIONS. Lender may delay of forgo enforcing any of its rights or remedies under this note without losing them. Lender may renew or extend (repeatedly and for any length of time) this note, or release any party or guarantor of collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender. Lender reserves the right in its sole and reasonable discretion to inspect and review the financial statement of Borrower at anytime. Borrower agrees to provide reviewed financial statements prepared in accordance with Generally Accepted Accounting Principles, (GAAP), to Lender on an annual basis for Lender's review.

BORROWER REPRESENTS TO LENDER THAT BORROWER HAS READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY THEREOF.

BORROWER:

CB & D CORP.

By: /s/ James A. Arias
----------------------
Name :James A. Arias
Title:  President